Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is made this 29th day of July, 2019, by and among LINEARX, INC., a Delaware corporation whose principal executive offices are located at 50 Health Sciences Drive, Stony Brook, New York 11790 (“Buyer”), on the one hand, and VITATEX INC., a Delaware corporation, located at 25 Health Sciences Drive, Stony Brook, New York 11790 (“Seller”), on the other hand (collectively, the “Parties”).

RECITALS

WHEREAS, Seller is in the business of the development, manufacture and sale of invasive circulating tumor cell (iCTC) capture and analysis assays for the treatment, research and diagnosis of cancer;

WHEREAS, Buyer is in the business nucleic acid based therapeutic development, discovery and manufacture;

WHEREAS, Seller desires to sell to Buyer and Buyer desires to acquire certain of its assets used in connection with the operation of its Business (as defined below), other than the Excluded Assets (as defined below), and Buyer desires to purchase from Seller such assets, in each case upon the terms and subject to the conditions hereinafter set forth; and

WHEREAS, to induce Buyer into this Agreement, and in order to transition the Business from the Seller to the Buyer and to assist Buyer in the continued commercialization of the Business, Buyer requires: (i) Wen-Tien Chen enter into a consulting agreement with Buyer for a period of at least one year; and (ii) Buyer, Seller and The Research Foundation of the State University of New York enter into an Amended and Restated Licensing Agreement in a form agreeable to Buyer;

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, covenants, representations, warranties and agreements herein contained, and intending to be legally bound, Buyer and Seller agree as follows:

ARTICLE I

INCORPORATION OF RECITALS

The aforementioned Recitals are incorporated into this Agreement as if set forth fully herein.

ARTICLE II

DEFINITIONS

1.                  “Business” as used herein means Seller’s business of the development, manufacture and sale of invasive circulating tumor cell (iCTC) capture and analysis assays for the treatment, research and diagnosis of cancer.

2.                  “Buyer” as used herein means LineaRx, Inc. as denoted in the preamble to this Agreement.

3.                  “Closing Date” as used herein means the date on which the parties exchange executed counterpart documents required by this Agreement and shall be July 29, 2019, or at such other time and on such other date as the parties may mutually agree to in writing.

4.                  “Collateral Documents” as used herein means each of the documents, agreements and instruments to be executed, delivered and performed by Seller in connection with this Agreement;

5.                  “Excluded Assets” as used herein means all inventory and all other assets of the Business that are not being transferred to Buyer.

6.                  “Intellectual Property Rights” as used herein means any patent rights, trademark or service mark rights, copyright rights, trade secret rights, know-how rights, software rights, or other intangible rights of any kind under the laws of any jurisdiction throughout the world, whether such rights are registered or unregistered.

7.                  “Intellectual Property Assets” means all intellectual property owned or licensed (as licensor or licensee) by Seller in which Seller has a proprietary interest and which relate to, are used and/or necessary for the operation of the Business, including, without limitation: (a) all patents, patent applications and inventions and discoveries that may be patentable (collectively, “Patents”) (b) all registered and unregistered copyrights in both published works and unpublished works (collectively, “Copyrights”); (c) all registered and unregistered trademarks (collectively, “Trademarks”); (d) all rights in mask works (e) all know-how, trade secrets, invention disclosures, confidential or proprietary information, data, customer lists, Software, technical information, data, process technology and plans (collectively, “Trade Secrets”); and (f) all rights in internet web sites and internet domain names (collectively “Net Names”).

8.                  “RF License” means that certain License Agreement, dated September 12, 2002, by and between The Research Foundation of the State University of New York and Seller, as amended by Amendment to Agreement, by and between The Research Foundation of the State University of New York and Seller, dated as of May 12, 2005, and as subsequently further amended by Amendment to Agreement, by and between The Research Foundation of the State University of New York and Seller, dated December 17, 2012.

9.                  “Seller” as used herein means Vitatex Inc. as denoted in the preamble to this Agreement.

ARTICLE III

SALE AND PURCHASE OF ASSETS

1.                  Transfer of the Purchased Assets. Subject to the terms and conditions contained herein, on the Closing Date, Seller hereby sells, assigns and transfers to Buyer, free and clear of all liens or other third-party interests, all of Seller’s right, title and interest, including all Intellectual Property Rights, to the assets listed on Schedule A hereto with all related materials and rights necessary to engage in the business of creating, modifying, making, marketing, developing, selling, advertising and licensing or otherwise engaging in business concerning the assets listed on Schedule A (the “Purchased Assets”). Without limiting the generality of the foregoing, the Purchased Assets further include all (a) Intellectual Property Assets of the Business (b) source code, (c) object code, (d) goodwill, (e) technical information, (f) know-how, (g) processes, (h) procedures, (i) compositions, (j) devices, (k) methods, (l) formulas, (m) protocols, (n) techniques, (o) designs, (p) drawings or data which is related to the aforesaid Purchased Assets or Intellectual Property Assets (q) other documentation or support materials associated therewith, (r) any applications, registrations or other filings relating to securing rights in any of the above, and (s) any improvements, updated versions, earlier works, derivative works and variations of any of the above.

2.                  Transfer of Causes of Action. Subject to the terms and conditions contained herein, on the Closing Date Seller hereby assigns and transfers to Buyer the right, in Buyer’s own name, to assert claims and bring lawsuits for any past, present or future violation or infringement of any of the Purchased Assets assigned or otherwise conveyed herein.

3.                  Excluded Assets. Notwithstanding the provisions of Section 1 of this Article III, Seller is not selling and Buyer is not purchasing or assuming obligations with respect to any assets of Seller not constituting Purchased Assets, including, without limitation, cash, cash equivalents or marketable securities, contracts (other than those listed in Schedule A), charter documents (including minutes books, stock ledger records and seals) and accounts receivable (except any accounts receivable attributable to any of the Purchases Assets and/or the operation of the Business after the Closing Date). For customer orders received by Seller before the Closing Date, Seller shall have the right to fulfill such customer orders, receive payment for such orders and the duty to provide all warranty services without regard to whether such order fulfillment or payment occurs before or after the Closing Date.

4.                  Reasonable Cooperation. Seller agrees to cooperate with Buyer and to execute all documents necessary to secure and/or renew all rights transferred under this Agreement, and consents to the submission of all such documents to any governmental or other authorities to secure or confirm Buyer’s ownership and rights with respect to same.

ARTICLE IV

PURCHASE PRICE

1.                  Purchase Price. The Purchase price for the Purchased Assets (the “Purchase Consideration”) shall be an amount equal to Five Hundred Thousand Dollars ($500,000) in cash and Buyer’s common stock, less the RF Payoff Amount (as defined below). The Purchase Consideration shall be reduced by all amounts necessary to pay off and satisfy all obligations of the Seller with respect to any outstanding cash and/or equity obligations owed by Seller to The Research Foundation of the State University of New York Under the RF License (the “RF Payoff Amount”).

a.	The Purchase Consideration shall be distributed to Seller as follows: (i) Three Hundred Thousand Dollars ($300,000) worth of common stock in Buyer within fourteen (14) calendar days of the Closing Date (the “Closing Equity Consideration”) to be distributed by Buyer to Seller’s shareholders in accordance with Article IX Section 2(f); (ii) One Hundred Thousand Dollars in cash paid to Seller on or before September 30, 2019; and (iii) One Hundred Thousand Dollars in cash paid to Seller on or before December 31, 2019 (the cash payments in this Article IV, Section 2(a) collectively the “Cash Payments”).

i.	The Closing Equity Consideration shall be equal to Three Hundred Thousand Dollars ($300,000) worth of Buyer’s common stock based on a Twenty-Five Million Dollar ($25,000,000) pre-money valuation of Buyer calculated on a fully diluted basis.

ii.	Notwithstanding the payment schedule for the Cash Payments set forth above Article IV, Section 2(a), if at any time prior to December 31, 2019, Buyer successfully raises more than Five Hundred Thousand Dollars ($500,000) in net proceeds via the sale of Buyer equity, full payment of the Cash Payments will be made to Seller within 10 days of Buyer’s receipt of fundraising proceeds.

2.	Contingent Equity Consideration. Seller shall also be entitled to the following performance-based equity distributions as further consideration for the Purchased Assets (the “Contingent Equity Consideration”):

a.	Subject to Article III, Section 2(d), below, two Hundred and Fifty Thousand Dollars ($250,000) worth of Buyer’s common stock (at a $25M pre-money valuation or the then current post money valuation of Buyer) to be distributed by Buyer to Seller’s shareholders in accordance with Article IX Section 2(f) upon Buyer’s filing of the NCI SBIR IIb program due on or before August 9, 2019 or the next SBIR program due on September 5, 2019.

b.	One Hundred Thousand Dollars ($100,000) worth of Buyer’s common stock (at a $25M pre-money valuation or the then current post money valuation of Buyer) to be distributed by Buyer to Seller’s shareholders in accordance with Article IX Section 2(f) if the Purchased Assets yield more than $100,000 in gross revenue to Buyer within twelve (12) months of the date of this Agreement.

c.	One Hundred and Fifty Thousand Dollars ($150,000) worth of Buyer’s common stock (at a $25M pre-money valuation or the then current post money valuation of Buyer) to be distributed by Buyer to Seller’s shareholders holders in accordance with Article IX Section 2(f), if after yielding $100,000 in gross revenue to Buyer in the time period set forth in Article IV, Section 2.(b), the Purchased Assets yield an additional $200,000 in gross revenue to Buyer.

Seller shall use Best Efforts to file for the NCI SBIR IIb program on or before August 9, 2019. “Best Efforts” shall be defined as the use of all actions and resources known to be usual, necessary and proper to achieve the objective.

ARTICLE V

LIABILITIES OF SELLER

1.                  Seller’s Liabilities. Buyer shall not acquire, discharge, assume, or become responsible for any liabilities of Seller, it being understood that any and all liabilities of Seller shall be retained by Seller (the “Retained Liabilities”). Buyer shall not hereby become obligated to pay, perform, satisfy or discharge any Retained Liabilities.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF SELLER

As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to Buyer as follows:

1.                  Organization, Power, Standing and Qualification. Seller is duly organized, validly existing, and in good standing under the laws of Delaware and has the requisite power and authority to carry on business as it is now being conducted and to own and operate the properties and assets they now own and operate.

2.                  Power and Authority; Legal Capacity; Enforceability. Seller has the requisite power and authority to execute, deliver and perform this Agreement and each Collateral Document, and Seller has all requisite power and authority to transfer the Purchased Assets to Buyer. This Agreement and the Collateral Documents, to be executed and delivered by Seller, have been duly and validly executed and delivered, and constitute the legal, valid and binding obligations of Seller, enforceable in accordance with their terms.

3.                  Non-contravention. The execution, delivery and performance of this Agreement and each of the Collateral Documents to Seller, and the consummation of the transactions contemplated herein, do not and will not (a) violate, breach or contravene any of the terms, conditions or provisions of the articles of organization or operating agreement of Seller; or (b) (i) conflict with, constitute a default under or otherwise impair the good standing, validity or effectiveness of any contract by which Seller or Seller’s property is bound, (ii) violate any provision of law, permit or license applicable to Seller or any of the Purchased Assets, (iii) require any consent to be obtained by Seller (other than those expressly provided for herein), (iv) result in the creation or imposition of any lien upon any of the Purchased Assets, or (v) violate any judgment, order, writ or decree of any court applicable to Seller.

4.                  Litigation; Compliance with Charter, Laws, Permits and Licenses. There is no litigation or other legal or administrative proceeding pending or, to the Seller’s knowledge, threatened against Seller, or involving Seller’s business or the Purchased Assets, nor any failure to comply with, or any default under, any provision of the articles of organization or operating agreement of Seller, or any law or any court order which, expressly by its terms, is applicable to Seller.

5.                  Assets. Seller owns all of the Purchased Assets and all Intellectual Property Rights relating to the Purchased Assets and has good and marketable title to all the Purchased Assets, free and clear of all encumbrances, charges, pledge, liens, claims and/or mortgages of any kind. To Seller’s knowledge, the Intellectual Property Rights in the Purchased Assets are not being infringed by any other Person, nor do the Purchased Assets infringe, misappropriate or otherwise violate the intellectual property or other proprietary rights of any third party, and no actions or claims are pending, to the best knowledge of Seller, threatened against Seller alleging any of the foregoing.

6.                  Intellectual Property. Except as set forth herein, (i) the Seller owns (or has adequate rights to use pursuant to license, sublicense, agreement or permission) all Intellectual Property Assets used by the Seller in the Business free and clear of any lien, mortgage, security interest, pledge, restriction, defect of title or other claim, charge or encumbrance; (ii) in connection with the operation of the Business, the Seller does not infringe upon or unlawfully or wrongfully use any Intellectual Property Rights owned or claimed by any other person or entity; (iii) the Seller owns or has the lawful right to use all Intellectual Property Assets that are used in the operation of the Business in the ordinary course or otherwise; (iv) the Seller is not in default under, and has not received any notice of any claim of infringement or any other claim or proceeding relating to any of the Intellectual Property Assets; (v) no present or former employee of the Seller and no other person owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, in any of the Intellectual Property Assets, or in any application therefor, which the Seller owns, possesses or uses in its operations as now or heretofore conducted; (vi) all former and current employees of Seller have executed written contracts with Seller that assign to Seller all rights to any inventions, improvements, discoveries or other information relating to the Intellectual Property Assets and/or the Business; and (vii) Seller has delivered to the Buyer correct and complete copies of all written contracts for Intellectual Property Assets that Seller licenses from other persons or entities in connection with the Purchased Assets.

7.                  Environmental Matters. Seller is not in violation of, and Seller currently conducts, and has at all times conducted, its business (including the Business) in compliance in all material respects with all applicable environmental laws. No permit, certificate, license, approval, registration or other governmental authorization is required under any environmental laws for the use, maintenance, ownership or storage of any of the Purchased Assets or for the operation of the Business.

8.                  Taxes. Seller has filed all federal, state and local governmental tax returns required by it to be filed in accordance with the provisions of law pertaining thereto and has paid all taxes and assessments (including, without limitation of the foregoing, income, excise, unemployment, social security, occupation, franchise, property, and import taxes, duties or charges and all penalties and interest in respect thereto) required to have been paid to date.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Seller as follows:

1.                  Organization, Power, Standing and Qualification. Buyer has been duly organized, and is validly existing and in good standing under the laws of Delaware, and has the full power and authority (corporate or otherwise) to carry on its business as it is now being conducted and to own and operate the properties and assets owned and operated by it.

2.                  Power and Authority. Buyer has the requisite power and authority to execute, deliver and perform this Agreement and the Collateral Documents to which it is a party and to purchase the Purchased Assets from Seller. The execution, delivery and performance of this Agreement and each of the Collateral Documents to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action (corporate or otherwise) on the part of Buyer, as applicable, and requires no further authorization or consent by Buyer. This Agreement and the Collateral Documents, to be executed and delivered by Buyer, have been duly and validly executed and delivered, and constitute the legal, valid and binding obligations of Buyer, as applicable, enforceable in accordance with their terms.

3.                  Non-contravention. The execution, delivery and performance of this Agreement and each of the Collateral Documents to which Buyer is a party, and the consummation of the transactions contemplated herein, do not and will not: (a) violate, breach or contravene any provision of the respective organizational documents of Buyer; (b) violate any provision of law, permit or license applicable to Buyer or to its properties or assets; or (c) require any consent to be obtained by Buyer except as has been made or waived.

ARTICLE VIII

NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES

1.                  True as of Closing Date. All representations, warranties and covenants in Articles VI and VII hereof shall be true and correct and shall not have been breached on and as of the Closing Date.

2.                  Survival. All representations and warranties made by all Parties shall survive the Closing Date for a period of twelve (12) months. Each party shall have the right to fully rely on the representations, warranties and agreements of the Parties contained in this Agreement or in any Collateral Document, and each representation, warranty and agreement of the Parties contained in this Agreement is independent of each other's representation, warranty and agreement.

ARTICLE IX

THE CLOSING

1.                  Time and Place. The Closing of the transactions (the “Closing”) contemplated hereby shall be held on the Closing Date of July 29, 2019 or on such other date as the parties may mutually agree to in writing. The Closing shall be held by contemporaneous physical or electronic exchange of executed counterpart documents.

2.                  Conditions of Closing. On the Closing Date, Buyer’s payment of the Purchase Consideration shall be conditioned upon due delivery of the following Collateral Documents:

(a)               a duly executed Consulting Agreement between Wen-Tien Chen and Buyer in a form acceptable to Buyer;

(b)               a duly executed Amended and Restated Licensing Agreement between Seller, Buyer and The Research Foundation of the State University of New York in a form acceptable to Buyer;

(c)               a duly executed Intellectual Property Asset Assignment Agreement from Buyer to Seller in a form acceptable to Buyer; and

(d)               Seller shall have delivered to Buyer a Bill of Sale for all Purchased Assets and an IRS allocation of purchase price (IRS Form 8594).

(e)               A Vitatex capitalization table, annexed as Schedule B, showing all of Seller’s shareholders’ name, percent ownership and percentage of LineaRx shares each shareholder shall receive form the Closing Equity Distribution and/or any Contingent Equity Distribution.

3.                  Post-Closing Assistance. Within ten (10) days of the Closing, Seller shall deliver the Purchased Assets to Buyer in accordance with the following:

(a)               Delivery of Intellectual Property Rights. All Intellectual Property Rights in the Purchased Assets shall become the property of Buyer immediately upon Closing, and Seller shall retain no rights of any kind in same.

(b)               Delivery of Software. Seller shall deliver to Buyer by physical media or other form as reasonably requested by Buyer, all source and object code, if any, for all of the Purchased Assets.

(c)               Delivery of Domain Names. Seller shall commence the procedure for transfer of all domain names to Buyer by:

i.	instructing the registrar for each domain to transfer the domain name to Buyer in accordance with the domain registration data that Buyer will provide;

ii.	unlocking each domain name for inter-registrar transfer and providing the requisite transfer code to Buyer; and

iii.	undertaking any and all other further actions to secure for Buyer the exclusive registration, ownership and control of each domain name to be transferred.

(d)               Delivery of all other Purchased Assets. Within the ten (10) day transfer period of this section, Seller shall deliver to Buyer all other Purchased Assets and shall cooperate with Buyer after the Closing to ensure the orderly delivery of the Purchased Assets from Seller to Buyer and to minimize any disruption to the Business that may result from the transfer of assets.

ARTICLE X

GENERAL

1.                  Dissolution of Vitatex Inc. On or before December 31, 2019 when One Hundred Thousand Dollars in cash is paid to Seller, Seller agrees to wind up the affairs of and dissolve Vitatex Inc. in accordance with the requirements of Delaware law. After the Closing Date and prior to the dissolution and winding up of Vitatex Inc. pursuant to Section, Seller shall not undertake any commercial activity under Vitatex Inc.

2.                  Post-Closing Matters. Both Parties understand that, following the consummation of the transactions contemplated hereby, various expenses may continue to be charged against Seller under its accounts with other vendors and that Buyer may be billed for matters dating from prior to the Closing Date as the purchaser of the Purchased Assets from Seller. The Parties hereby make a mutual covenant of cooperation to address such items of expense (and any other matters that may arise post-closing) on a timely basis so as to allocate such items and matters in an equitable manner, including reimbursement, when applicable.

3.                  Documentation/Further Assurances. Within one year after the Closing Date, at the request of the Buyer, the Seller will execute and deliver to the Buyer such other instruments of conveyance and transfer and take such other action as the Buyer may reasonably require to more effectively convey, transfer to, and vest in the Buyer, and to put the Buyer in possession of, any of the Purchased Assets to be conveyed, transferred, and delivered to the Buyer hereunder.

4.                  Entire Agreement and Modification. This Agreement, and any confidentiality agreement in effect between the Parties as of the date hereof, supersede all prior agreements, understandings and expressions of intent, whether written or oral, between the Parties with respect to its subject matter and constitute (along with the schedules and Collateral Documents) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented or otherwise modified except by a written agreement executed by each Party to this Agreement.

5.                  Headings. The headings in this Agreement are for convenience of reference only and shall not affect its interpretation.

6.                  Schedules. The Schedules referred to herein are incorporated into this Agreement by such reference in their entirety.

7.                  Severability. If any provision of this Agreement is held illegal, invalid, or unenforceable, such illegality, invalidity, or unenforceability will not affect any other provision herein. The parties hereto authorize that the provisions of this Agreement may, in such circumstances, be modified to the extent necessary to render enforceable the provisions herein as closely as possible in accordance with the intent of the Parties.

8.                  Notices. All notices and other communications hereunder shall be in writing and shall be given to Seller and/or Buyer either: (a) by United States overnight express mail, postage prepaid, (b) by nationally-recognized courier service guaranteeing next business day delivery, charges prepaid, (c) by facsimile to such party’s fax number with confirmation of delivery or (d) by email delivery but only if such email delivery is confirmed in writing by the receiving Party. All notices shall be deemed received on the date when dispatched in accordance the foregoing sentence.

If to Buyer, to: LineaRx, Inc. 50 Health Sciences, Drive Stony Brook, New York 11790 Attention: Dr. James A. Hayward Email: james.hayward@adnas.com	If to Seller to: Wen-Tien Chen 7 Garden Dr. Stony Brook, NY 11790 Telephone: (631) 974-3926 Email: wentien.chen@gmail.com with a copy to:

Clay D. Shorrock Esq.

Allen, Dyer, Doppelt & Gilchrist, P.A.

255 South Orange Ave., Suite 1401

Orlando, FL 32801

Telephone: (407) 841-2330

Facsimile: (407) 841-2343

cshorrock@allendyer.com

with copy to Seller’s Attorney:

Raymond Lang, Esq,

Raymond Lang & Associates P.C.

532 Broadhollow Rd., Ste 114

Melville, NY 11747

Telephone: (631) 659-3652

Facsimile: (631) 367-7908

rlang@asyourlawyer.com

Notice of any change in any such address shall also be given in the manner set forth above. Whenever the giving of notice is required, the giving of such notice may be waived by the party entitled to receive such notice.

9.                  Successors and Assigns. This Agreement binds, inures to the benefit of, and is enforceable by the successors and permitted assigns of the Parties, and does not confer any rights on any other persons.

10.              Governing Law and Venue. This Agreement will be construed and enforced in accordance with the laws of the State of New York, United States of America, without regard to any choice or conflict of laws, rule or principle that would result in the application of the laws of any other jurisdiction. The New York State Supreme Court, County of New York, or the United States District Court for the Southern District of New York shall have exclusive jurisdiction to adjudicate any dispute arising in connection with this Agreement and each party hereby consents to such jurisdiction.

11.              Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. The execution of this Agreement by any party hereto will not become effective until counterparts herein have been executed by all the parties hereto. It shall not be necessary in making proof of this Agreement or any counterpart herein to produce or account for any of the other counterparts.

12.              Facsimile and Electronic Signatures. This Agreement may be executed by facsimile or electronic signature which shall be deemed to be an original for all purposes.

13.              Expenses of Transaction. Except as specifically provided herein, each of the Parties hereto shall pay its own expenses related to the preparation of this Agreement and to its efforts to close the transaction provided herein.

14.              Waiver. No provision of this Agreement shall be waived unless in writing and signed by all parties to this Agreement. The waiver of any provision of this Agreement shall not be deemed to be a continuing waiver or the waiver of any other provision of this Agreement.

15.              Joint Document. This Agreement has been negotiated and prepared by the Parties and their respective counsel, and should any provision of this Agreement require judicial interpretation, the court interpreting or construing the provision shall not apply the rule of construction that a document is to be construed more strictly against one party.

16.              No Third-Party Beneficiaries. This Agreement is solely for the benefit of Buyer and Seller and nothing herein contained, express or implied, shall confer upon any other party any rights or remedies hereunder.

17.           Hold Harmless. To the maximum extent permitted by law, Seller shall hold Buyer harmless and defend Buyer against any and all claims for loss, liability, damages, judgments or civil charges arising out of or in connection with Buyer’s issuance or other provision of the Closing

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

LINEARX, INC.

By:	/s/ James A. Hayward
Name:	James A. Hayward
Title:	Chief Executive Officer
Date:	6 August 2019

VITATEX INC.
By:	/s/ Wen-Tien Chen
Name:	Wen-Tien Chen
Title:	President
Date:	7/29/19

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